Exhibit 10.10

Rules of the LOMBARD MEDICAL, INC. Global Share Option Plan (2014)

CONTENTS

1.	Definitions	4

2.	Eligibility	7

3.	Administration	7

4.	Grant of Awards	7

5.	Overall Limits on Awards	9

6.	Performance Targets	9

7.	Lapse of Awards	9

8.	Manner of Exercise	10

9.	Relevant Transactions	10

10.	Adjustments with Respect to Share Capital	11

11.	Conditions on Delivery	12

12.	Sub-Plans	12

13.	Tax	12

14.	Data Protection	13

15.	Variation and Termination	13

16.	Relationship with Employment Arrangements	14

17.	Term	15

18.	Governing Law	15

APPENDIX A		16

1.	Interpretation	16

2.	Grant of Approved Options	18

3.	Individual Grant Limits	20

4.	Manner of Exercise of Approved Options	21

5.	Lapse of Award	21

6.	Tax Liabilities	21

7.	Variation of Share Capital	23

8.	Change of Control and Option Rollover	23

9.	Administration and Variation	23

APPENDIX B		24

1.	Interpretation	24

2.	Eligibility	24

3.	Limitations on Awards Under the Plan	24

4.	Rules Applicable to Awards	25

5.	Amendment of Appendix B	28

6.	Miscellaneous	28

APPENDIX C		29

1.	Interpretation	29

2.	Miscellaneous	29

APPENDIX D		30

1.	Interpretation	30

2.	Participant’s Tax Indemnity	30

Rules of the Lombard Medical, Inc. Global Share Option Plan (2014)

(as may be amended from time to time) (the “Plan”)

1.	DEFINITIONS

1.1	In this Plan, unless the context requires otherwise, the following words and expressions have the following meanings:

“Administrator”	means the Committee, except that the Committee may delegate, in accordance with applicable law: (i) to one or more of its members (or one or more other members of the Board (including the full Board)) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by applicable law; and (iii) to such Employees or other persons as it determines such administrative tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Award”	means a grant in accordance with this Plan of a beneficial interest in Shares or an option or other right to acquire Shares including, but not limited to, Shares, Options, Restricted Shares, SARs, Share Units (including Restricted Share Units), Performance Awards, Awards (other than the foregoing Awards) that are convertible into or otherwise based on Shares, and Awards under a joint share ownership plan.

“Board”	means the board of directors of the Company from time to time.

“Code”	means the U.S. Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations under the Code and other binding regulatory guidance thereunder.

“Committee”	means the Compensation Committee of the Board.

“Company”	means Lombard Medical, Inc.

“Control”	has the meaning given by sections 450 and 451 of the Corporation Tax Act 2010.

“Date of Adoption”	means the earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board.

“Date of Grant”	means in relation to any Award, the date on which such Award is granted in accordance with applicable law.

“Eligible Person”	means any person who is eligible to participate in the Plan according to Rule 2. Unless otherwise provided by the Administrator, a Participant’s status as an Eligible Person will be deemed to continue, so long as the Participant is employed by, or otherwise is providing services to, the Company or a member of the Group. If a Participant’s employment or other service relationship is with a member of the Group other than the Company and that entity ceases to be a member of the Group, the Participant’s status as an Eligible Person will be deemed to have terminated when the entity ceases to be a member of the Group unless the Participant transfers his or her employment or service to the Company or its remaining members of the Group.

“Employee”	means any person who is employed by the Company or a member of the Group.

“Exercise Period”	means in respect of any Award requiring exercise, the period commencing on the date or dates set out in the Award agreement evidencing such Award and ending no later than on the tenth anniversary of its Date of Grant (or, if earlier, upon it lapsing or terminating in accordance with these Rules or such Award agreement).

“Grantor”	means a person granting an Option that may be: (a) the Company; or (b) the trustees of an employee benefit trust authorized by the Administrator or the Board to grant Options at the relevant time; or (c) any other person so authorized.

“Group”	means the Company and every other company of which it has Control.

“ISO”	means an Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“Option”	means an option entitling the holder to acquire Shares upon payment of the exercise price in accordance with the terms of this Plan.

“NSO”	means any Option that is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

“Participant”	means the recipient of an Award under the Plan.

“Performance Award”	means an Award subject to Performance Targets. The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code and Performance Awards that are not intended so to qualify.

“Performance Target”	means any specified performance target, other than the mere continuation of employment or service or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award, as set by the Administrator pursuant to Rule 6.1, and, for purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code, a Performance Target will mean an objectively determinable measure or measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; share price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures, strategic alliances, licenses or collaborations; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings;

manufacturing or process development; or achievement of clinical trial or research objectives, regulatory or other filings or approvals or other product development milestones; a Performance Target and any goals with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

“Personal Data”	means any personal information that could identify a Participant, including but not limited to, the Participant’s date of birth, home address, telephone number, e-mail address, National Insurance number (or equivalent), Awards under the Plan or awards under any other employee share scheme operated by the Company.

“Relevant Transaction”	means any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of shares, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding shares by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Relevant Transaction involves a tender offer that is reasonably expected to be followed by a merger described in (i) above (as determined by the Administrator), the Relevant Transaction will be deemed to have occurred upon consummation of the tender offer.

“Restricted Shares”	means Shares that are subject to restrictions on transfer, a risk of forfeiture or a right of repurchase by the Company under certain circumstances.

“Restricted Share Unit”	means a Share Unit that is, or as to which the delivery of Shares or cash in lieu of Shares is, subject to the satisfaction of specified performance or other vesting conditions.

“Rules”	means the Rules of this Plan in place from time to time and “Rule” shall be construed accordingly.

“SAR”	means a right entitling the holder upon exercise to receive an amount (payable in cash or in Shares of equivalent value) equal to the excess of the fair market value of the Shares subject to the right over the base value from which appreciation under the SAR is to be measured.

“Shares”	means ordinary shares in the capital of the Company.

“Share Pool”	has the meaning set forth in Rule 5.1.

“Share Unit”	means an unfunded and unsecured promise, denominated in Shares, to deliver Shares or cash measured by the value of Shares in the future.

“U.S. Participant”	means a Participant the grant of an Award to whom or the exercise of an Award by whom is subject to taxation in the United States.

1.2	Where the context permits, the singular includes the plural and vice versa and the masculine gender shall include the feminine and vice versa.

1.3	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time and shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.4	A reference to writing or written includes fax and e-mail.

1.5	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.6	A reference to the Plan or to any other agreement or document referred to in the Plan is a reference to the Plan or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of the Plan) from time to time.

1.7	Headings are for convenience only and shall not affect the construction of the Rules set out in this Plan.

1.8	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	ELIGIBILITY

The Administrator will select Participants from among employees and directors of, and consultants and advisors to, the Company or a member of the Group.

3.	ADMINISTRATION

3.1	The Administrator shall administer the Plan and shall have discretionary authority, subject only to the express provisions of the Plan, to:

3.1.1	interpret the Plan and any Award;

3.1.2	determine eligibility for and grant Awards;

3.1.3	determine, modify or waive the terms and conditions of any Award;

3.1.4	prescribe forms, rules and procedures relating to the Plan; and

3.1.5	otherwise do all things necessary or appropriate to carry out the purposes of the Plan.

3.2	The Administrator’s decision on the construction of the Rules and on any disputes arising under the Plan will be conclusive and will bind all persons having or claiming any interest in the Plan or in any Award.

3.3	No director or person acting pursuant to the authority delegated by the Board or the Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

4.	GRANT OF AWARDS

4.1	The Administrator will determine the Eligible Persons to whom Awards are granted and terms of all Awards as set forth in an Award agreement, subject to the limitations provided herein.

4.2	The Administrator will determine the time or times at which an Award will vest or become exercisable and the terms on which an Option or SAR will remain exercisable.

4.3	By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan.

4.4	Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

4.5	An Award agreement shall be in such form as the Administrator may determine from time to time provided that each Award shall state:

4.5.1	the Date of Grant;

4.5.2	the maximum number of Shares subject to the Award;

4.5.3	the exercise price, if any, which in respect of any Option or SAR granted hereunder shall not be less than the fair market value of a Share on the Date of Grant;

4.5.4	in the case of an Award requiring exercise, the Exercise Period and the date or dates on which it will ordinarily become exercisable, and the number of Shares in respect of which it may then be exercised;

4.5.5	the date or dates on which the Award will vest, if applicable, and the number of Shares in respect of which it vests; and

4.5.6	or have attached to it in the form of a schedule, any Performance Target or other conditions applicable to the Award and the Shares subject to it.

4.6	Where an Award is intended to qualify as an Approved Option (as defined in the Approved Company Share Option Plan, the rules of which are set out in Appendix A), such Award shall be subject to the provisions of the Approved Company Share Option Plan.

4.7	Where an Award is granted to a U.S. Participant, such Award shall be subject to the provisions of Appendix B to the Plan (Special Provisions Applicable to Participants Subject to the United States Internal Revenue Code).

4.8	The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Shares subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose.

4.9	Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Group.

4.10	The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any agreement with the Company or any member of the Group with respect to non-competition, non-solicitation or confidentiality. Without limiting the generality of the foregoing, the Administrator may recover Awards made under the Plan and payments under or gain in respect of any Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

5.	OVERALL LIMITS ON AWARDS

5.1	Subject to adjustment as provided in Rule 10, the maximum number of Shares that may be delivered in satisfaction of Awards under the Plan is 2,305,135 (the “Share Pool”).

5.2	The Share Pool shall automatically increase annually on the first day of January each year until January 1, 2024 in an amount equal to 4% of the number of Shares outstanding as of the close of business on the immediately preceding December 31.

5.3	Notwithstanding Rule 5.2 above, the Board may act prior to the first day of January in a given year to provide that there will be no increase in the Share Pool for such year or that the increase in the Share Pool for such year will be a lesser number of Shares than would otherwise occur pursuant to the preceding sentence.

5.4	The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

6.	PERFORMANCE TARGETS

6.1	The exercise or vesting of any Award may by its terms be conditional upon, and/or the number of Shares which may be acquired on exercise or vesting of an Award and/or the number of Restricted Shares which may be forfeited may be determined by, the attainment of one or more objective Performance Targets. The terms of each Performance Target shall be determined by the Administrator in its discretion and shall be specified to the relevant Participant in the Award agreement.

6.2	If an event or circumstance that occurs during an applicable performance period (including, without limitation, a change in accounting policies or practice, a change in the length of the Company’s accounting period or a change in the Company’s capital structure, including any issue of shares or securities or any reduction of capital or a share split (including a reverse share split)) causes the Administrator reasonably to consider that a different Performance Target or Targets would be a more appropriate or fairer measure of performance or that any amended Performance Target or Targets will provide a more effective incentive to the applicable Participant, the Administrator may determine that a new Performance Target or Targets shall be substituted for the existing Performance Target or Targets applicable to such Award.

6.3	Where an Award is subject to the satisfaction of a Performance Target, that Award may not be exercised or vest (and any Restricted Shares comprised in that Award may not cease to be subject to forfeiture) except in accordance with or to the extent provided in the Award agreement and as determined by the Administrator after taking into account any adjustment pursuant to Rule 6.2.

7.	LAPSE OF AWARDS

7.1	No Award shall be capable of vesting or being exercised after the expiry of the Exercise Period. Any Award which has not vested or been exercised or that has lapsed or terminated before the expiry of the Exercise Period shall lapse and terminate upon the expiry of the Exercise Period.

7.2	Unless the Administrator expressly provides otherwise, the following rules will apply if a Participant ceases to be an Eligible Person:

7.2.1	Immediately upon the Participant ceasing to be an Eligible Person and except as provided in Rule 7.2.2, each Award that is then held by the Participant will cease to be exercisable and will lapse and terminate and all other Awards that are then held by the Participant to the extent not already vested will be forfeited.

7.2.2	All Awards held by the Participant immediately prior to the Participant ceasing to be an Eligible Person, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 90 days; or (ii) until the expiry of the Exercise Period determined without regard to this Rule 7.2, and will thereupon immediately lapse and terminate.

7.3	Awards (and any rights arising under them) may not be transferred or assigned, or have any charge or other security interest created over them. An Award shall lapse if the relevant Participant attempts to do any of those things. The transfer of an Award to a Participant’s personal representatives on the death of the Participant will not cause an Award to lapse.

8.	MANNER OF EXERCISE

8.1	Awards that require exercise may be exercised in accordance with their terms (and subject to satisfaction of any Performance Targets) at any time during the Exercise Period. Awards that do not require exercise shall (provided they have not lapsed or terminated and subject to satisfaction of any Performance Targets) vest (and Restricted Shares shall cease to be subject to forfeiture) on the date or dates and/or subject to satisfaction of any Performance Targets set out in the Award agreement.

8.2	The Administrator may at its discretion, accelerate the vesting or the commencement of the Exercise Period (or the date on which Restricted Shares shall cease to be subject to forfeiture) of any Awards if it considers it appropriate.

8.3	Exercise of an Award shall be by application in writing addressed to the Company and specifying the number of Shares in respect of which the Award is being exercised on that occasion and accompanied by payment in full of the aggregate exercise price (if any) for such Shares (or an undertaking in a form acceptable to the Company to pay the same).

8.4	An application pursuant to Rule 8.3 must be delivered or sent by prepaid post or in such other manner as Administrator may approve to the registered office for the time being of the Company (or to such other office as may from time to time be specified for the purpose). An Option or SAR exercised by any person other than the Participant will not be deemed to have been exercised until the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

8.5	Where the exercise of an Award is to be accompanied by payment, payment of the exercise price will be by cash or check acceptable to the Administrator or by such other legally permissible means, if any, as may be acceptable to the Administrator.

9.	RELEVANT TRANSACTIONS

9.1	The provisions if this Rule 9 apply in the event of a Relevant Transaction unless particular Award agreements provide for otherwise.

9.2	If the Relevant Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

9.3	Subject to Rule 9.6 below the Administrator may with the consent of the Participant (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one Share (as determined by the Administrator in its reasonable discretion) times the number of Shares subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Shares) and other terms, and subject to such conditions, as the Administrator determines, it being understood that if the exercise or purchase price (or base value) of an Award is equal to or greater than the fair market value of one Share, the Award may be cancelled with no payment due hereunder.

9.4	Subject to Rule 9.6 below, the Administrator may (but, for the avoidance of doubt, need not) provide that any Award requiring exercise will become exercisable, in full or in part and/or that the delivery of any Shares remaining deliverable under any outstanding Award of Share Units (including Restricted Share Units and Performance Awards to the extent consisting of Share Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the Shares, as the case may be, to participate as a shareholder in the Relevant Transaction.

9.5	Except as the Administrator may otherwise determine in any case, each Award will automatically lapse and terminate (and in the case of outstanding Restricted Shares, will automatically be forfeited) upon consummation of the Relevant Transaction, other than Awards assumed pursuant to Rule 9.2 above.

9.6	Any Share and any cash or other property delivered pursuant to Rule 9.3 or Rule 9.4 with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Relevant Transaction. For purposes of the immediately preceding sentence, a cash-out under Rule 9.3 or acceleration under Rule 9.4 will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Shares that do not vest and are not forfeited in connection with the Relevant Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Shares in connection with the Relevant Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

10.	ADJUSTMENTS WITH RESPECT TO SHARE CAPITAL

10.1	In the event of a share dividend, share split or combination of shares (including a reverse share split), recapitalization or other similar change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum share limits described in Rule 5 and the limits described in Paragraphs 3.1 and 3.2 of Appendix B of the Plan, and will also make appropriate adjustments to the number and kind of shares or securities subject to Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

10.2	The Administrator may also make adjustments of the type described in Rule 10.1 to take into account distributions to shareholders other than those provided for in Rule 9 and 10.1, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan.

10.3	References in the Plan to Shares will be construed to include any shares or securities resulting from an adjustment pursuant to this Rule 10.

10.4	Any adjustment by the Administrator pursuant to this Rule 10 will be conclusive and will bind all persons having or claiming any interest in the Plan or in any Award.

11.	CONDITIONS ON DELIVERY

11.1	The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan until:

11.1.1	the Company is satisfied that all legal matters in connection with the issuance, allotment and delivery of such Shares have been addressed and resolved;

11.1.2	if the outstanding Shares are at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and

11.1.3	all conditions of the Award have been satisfied or waived.

11.2	The Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of applicable law. Any Shares required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of Share certificates, or in such other manner as may be required by law. In the event that the Administrator determines that Share certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions.

12.	SUB-PLANS

12.1	The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements or appendices to the Plan setting forth:

12.1.1	such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable; and

12.1.2	such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable.

12.2	All supplements or appendices so established in accordance with Rule 12.1 will be deemed to be part of the Plan, but each supplement or appendix will apply only to Participants within the affected jurisdiction (as determined by the Administrator).

13.	TAX

13.1	If the Company or any other member of the Group is obliged under any applicable law to withhold an amount in respect of tax, social security or any like sum or to account for such an amount to any governmental or other authority in respect of the grant, exercise, vesting or settlement of an Award then:

13.1.1	it shall be a condition of exercise, vesting or settlement that the Participant put the Company or any other member of the Group, as applicable, in funds to account for such amounts to such governmental or other authority or otherwise enter into such arrangements with the Company or other member of the Group, as applicable, as are satisfactory to the Company or other member of the Group, as applicable, with regard to the obligation to withhold or account; or

13.1.2	the Company or other member of the Group, as applicable, shall be authorised to arrange for the sale of such number of Shares subject to the Award as are necessary to realise funds to pay the amount to be withheld and/or accounted for and transfer the balance to the Participant, or to hold back from the Award that same number of Shares (but not in excess of the minimum withholding required by law).

13.2	If permitted by law, the Administrator may upon grant of an Award direct that the Participant will be required as a condition of exercise or vesting at or before the time of exercise or vesting of the Award to enter into an agreement with the Company or other member of the Group, as applicable, to allow the Company or other member of the Group, as applicable, to recover the applicable national insurance contribution liability relating to the exercise or vesting of the Award or to enter into a joint election with the Company or other member of the Group, as applicable, that the applicable national insurance contribution liability shall be transferred to the Participant.

13.3	Notwithstanding any provision of this Plan, each Participant is solely responsible and liable for the satisfaction of all taxes and penalties of any kind that may be imposed on or for the account of such Participant in connection with the Plan.

14.	DATA PROTECTION

14.1	In accepting the grant of an Award each Participant consents to the collection, holding, processing and transfer of the Participant’s Personal Data by the Company or a member of the Group for all purposes connected with the operation of the Plan.

14.2	The purposes of the Plan referred to in Rule 14.1 include, but are not limited to:

14.2.1	holding and maintaining details of the Participant’s Awards;

14.2.2	transferring the Participant’s Personal Data to the trustee of an employee benefit trust, the Company’s registrars or brokers or any administrators of the Plan;

14.2.3	transferring the Participant’s Personal Data to a bona fide prospective buyer of the Company or the Participant’s employer company or business unit (or the prospective buyer’s advisers), provided that the prospective buyer, and its advisers, irrevocably agree to use the Participant’s Personal Data only in connection with the proposed transaction and in accordance with the data protection principles set out in the Data Protection Act 1998; and

14.2.4	transferring the Participant’s Personal Data under rule 14.2.2 or rule 14.2.3 to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as countries within the European Economic Area.

15.	VARIATION AND TERMINATION

15.1	Subject to Rule 15.2 and where applicable Rule 9 of the Appendix A Plan, the Administrator may at any time amend the Plan or any outstanding Award for any purpose (including to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants, the Company or any member of the Group), which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards

15.2	Notwithstanding Rule 15.1, except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted.

15.3	Any amendments to the Plan will be conditioned upon shareholder approval only to the extent, if any, such approval is required by law (including applicable stock exchange requirements), as determined by the Administrator.

16.	RELATIONSHIP WITH EMPLOYMENT ARRANGEMENTS

16.1	Participation in the Plan does not:

16.1.1	confer upon any person any right to participate in the Plan at any time in the future either at all or on any particular basis;

16.1.2	confer upon any person any right to continue in employment or service with any member of the Group;

16.1.3	restrict the right of any member of the Group to terminate the employment or service of any Participant without liability at any time;

16.1.4	impose upon the Board or the Committee any duty to exercise any power or discretion under the Plan to the advantage of the Participant; or

16.1.5	impose upon any member of the Group, the Board or the Committee or their representatives, agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

(a)	the loss of a Participant’s right to receive Shares under the Plan or any lost value in respect of any such Shares or any Awards held by the Participant;

(b)	the loss of an individual’s eligibility to be granted Awards under the Plan; and/or

(c)	the manner in which any power or discretion under the Plan is exercised or the failure or refusal of any person to exercise any power or discretion under the Plan.

16.2	Awards under the Plan shall not afford to a Participant any additional right to compensation on the termination of the Participant’s employment or service which would not have existed had the Plan not existed and, accordingly, any individual who participates in the Plan shall waive any rights to compensation or damages in consequence of the termination of such individual’s employment or service with a company in the Group for any reason whatsoever insofar as these rights arise or may arise from the Participant ceasing to have rights under the Plan as a result of such termination or cessation or from the loss or diminution in value of such rights and/or entitlements notwithstanding any provision to the contrary in the Participant’s contract of employment or service.

17.	TERM

No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

18.	GOVERNING LAW

This Plan and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

APPENDIX A

Sub-Plan to the Lombard Medical, Inc. Global Share Option Plan (2014)

Approved Company Share Option Plan (2014)

1.	INTERPRETATION

1.1	This Appendix A sets out the special provisions applicable to Approved Options granted pursuant to this Approved Company Share Option Plan, as a sub-plan to the Lombard Medical, Inc. Global Share Option Plan (2014) (the “Appendix A Plan”).

1.2	When used in this Appendix A Plan, the following words and expressions shall have the meanings set out below. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Plan:

“Appropriate Period”	has the meaning given by paragraph 26(3) of Schedule 4 to ITEPA.

“Approved Option”	means a right to acquire Shares granted under the Plan which complies with the applicable requirements of Schedule 4.

“Approved Option Certificate”	means a certificate setting out the terms of an Approved Option.

“Approved Option Holder”	means an individual who holds an Approved Option or, where applicable, his personal representatives.

“Associate”	has the meaning given to “associate” in paragraph 12 of Schedule 4.

“Associated Company”	has the meaning given to it in paragraph 35(1) to Schedule 4.

“Control”	has the meaning given in section 719 and paragraph 35(2) to Schedule 4 of ITEPA 2003 and “Controlled” shall be construed accordingly.

“CTA 2010”	means the Corporation Tax Act 2010 as amended and in force from time to time.

“Dealing Day”	means a day on which the NASDAQ Global Market is open for the transaction of business.

“Eligible Person”	means an individual who is:

	a.	an Employee; or

	b.	a director of the Company or an Associated Company participating in the Plan who is contracted to work at least 25 hours per week for the Company or any Associated Company and its subsidiaries or any of them (exclusive of meal breaks), who, in either case, does not have at the Date of Grant of an Option, and has not had during the preceding twelve months, a Material Interest in a Close Company (as defined in section 439 CTA 2010) which is the Company or any Associated Company or a company which has Control of the Company or a member of a Consortium (as defined in paragraph 36(2) to Schedule 4 to ITEPA) which owns the Company.

“Exercise Price”	means the price at which each Share subject to an Approved Option may be acquired on the exercise of that Approved Option, which:

	a.	if Shares are to be newly issued to satisfy the exercise of the Option, may not be less than the nominal value of a Share; and

	b.	may not be less than the Market Value of a Share on the Date of Grant.

“HMRC”	means HM Revenue & Customs.

“ITEPA” or “ITEPA 2003”	means the Income Tax (Earnings and Pensions) Act 2003.

“Key Feature”	means any provision of the Plan that is necessary to meet the requirements of Schedule 4.

“Market Value”	means in the case of an Option granted under this Appendix A Plan:

	a.	if at the relevant time Shares are listed on a recognised stock exchange as defined in section 1005 of the Income Tax Act 2007 the closing price of a Share on the relevant recognised stock exchange as reported in the Wall Street Journal on the Date of Grant of the Option; or

	b.	if paragraph (a) does not apply, the market value of a Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance for the purposes of the Plan with HMRC Shares and Assets Valuation on the Date of Grant of the Option or such earlier date or dates as may be agreed with HMRC Shares and Assets Valuation.

“Material Interest”	has the meaning given in paragraph 10 of Schedule 4.

“Relevant Restriction”	means any provision included in any contract, agreement, arrangement or condition to which any of sections 423(2), 423(3) and 423(4) of ITEPA 2003 would apply if references in those sections to employment-related securities were references to Shares.

“Schedule 4”	means Schedule 4 to ITEPA 2003.

“Shares”	means ordinary shares in the Company that meet the requirements of paragraphs 16 to 18 and paragraph 20 of Schedule 4.

“Tax Liability”	means the total of:

	a.	any PAYE income tax and primary class 1 (employee) national insurance contributions (or any similar liability to withhold amounts in respect of income tax or social security contribution in any jurisdiction) that any employer (or former employer) of an Approved Option Holder is liable to account for as a result of the exercise of an Approved Option; and

	b.	if:

		i.	such amounts may be lawfully recovered from the relevant Approved Option Holder; and

		ii.	the relevant Option includes the requirement specified in Rule 5.3 of this Appendix A Plan,

any secondary class 1 (employer) national insurance contributions (or any similar liability for social security contribution in any jurisdiction) that any employer (or former employer) of an Approved Option Holder is liable to pay as a result of the exercise of an Approved Option.

1.3	Approved Options granted under this Appendix A Plan shall be subject to the terms of this Appendix A Plan and the Plan, except:

1.3.1	if and to the extent that any provision of this Appendix A Plan conflicts with provisions set out elsewhere in the Plan, the provisions of this Appendix A Plan shall prevail; and

1.3.2	the following Rules of the Plan shall specifically be disapplied in relation to Approved Options: Rule 2, Rule 3.2, Rule 4.5, Rule 4.8, Rule 4.10, Rule 7.2, Rule 7.3, Rule 8.2, Rule 9.3, Rule 10.1, Rule 10.2 and Rule 13.

1.4	For the avoidance of doubt, the provisions of any other Appendices to the Plan (including Appendix B and any Appendices adopted from time to time) and any of the Rules relating specifically to Restricted Shares, Restricted Share Units, Share Units, and SARs shall not apply to any Approved Options granted under this Appendix A Plan.

2.	GRANT OF APPROVED OPTIONS

2.1	An Approved Option may not be granted:

2.1.1	at any time when that grant would be prohibited by, or in breach of any:

(a)	law; or

(b)	regulation with the force of law; or

(c)	non-statutory set of guidelines or code that applies to the Company or with which the Board or the Committee wishes to comply; or

2.1.2	to any person who is not an Eligible Person; or

2.1.3	over any Share which does not form part of the Ordinary Share Capital of the Company, as defined in section 989 of the Income Tax Act 2007 (and such Shares shall at all times satisfy the requirements of paragraphs 15 to 20 of Schedule 4 to ITEPA).

2.2	For an Award to qualify as an Approved Option the following requirements must be met:

2.2.1	The Approved Option Certificate granting the Award must, while the Plan is approved under Schedule 4, be in a form approved by the Administrator.

2.2.2	The Approved Option Certificate granting the Award must include a statement that:

(a)	the Approved Option is subject to the Plan (as modified by this Appendix A Plan), Schedule 4 and any other legislation applying to share option plans approved under Schedule 4; and

(b)	the provisions listed in the foregoing Rule 2.2.2(a) of this Appendix A Plan shall prevail over any conflicting statement relating to the Option’s terms.

2.2.3	The Approved Option Certificate granting the Approved Option must:

(a)	specify the Date of Grant;

(b)	specify the Exercise Price (which shall not be manifestly less than Market Value);

(c)	the number and a description of the Shares subject to the Approved Option;

(d)	specify whether or not the shares are subject to any Relevant Restrictions and, if so, the nature of the Relevant Restrictions;

(e)	be executed as a deed on behalf of the Company;

(f)	the times at which the Approved Option may be exercised (in whole or in part); and

(g)	specify the circumstances under which the Approved Option will lapse or be cancelled (in whole or in part).

2.2.4	The date(s) after which the Approved Option, or part of the Approved Option, is exercised, (unless an earlier event occurs to cause the Approved Option to lapse or to become exercisable, in whole or in part) may not be earlier than the third anniversary of the Date of Grant or later than the ninth anniversary of the Date of Grant.

2.2.5	The date when the Approved Option will lapse, assuming that the Approved Option is not exercised earlier and no event occurs to cause the Approved Option to lapse earlier may not be:

(a)	earlier than the date falling one year after the latest date specified under the foregoing Rule 2.2.4 of this Appendix A Plan; or

(b)	later than the tenth anniversary of the Date of Grant.

2.2.6	The Approved Option shall be exercisable over 100% of the Shares over which it has been granted, unless a performance target or other condition has been imposed under Rule 2.4 of this Appendix A Plan and such performance target or condition has not been satisfied or has been satisfied in part only, in which event the Approved Option shall not be exercisable or shall only be exercisable in part in accordance with such performance target or condition.

2.3	Transferability. An Approved Option shall not be transferable and shall be exercisable during the lifetime of the Approved Option Holder only by the Approved Option Holder. An Approved Option shall be personal to the Eligible Person to whom it is granted and, subject to Rule 7.2 of the Plan, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Approved Option Holder purports to transfer, charge or otherwise alienate the Approved Option.

2.4	Performance targets and other conditions. Any performance target or other condition consistent with Schedule 4 of ITEPA imposed on the exercise of an Approved Option shall be:

2.4.1	objective;

2.4.2	such that, once satisfied, the exercise of the Approved Option is not subject to the discretion of any person; and

2.4.3	stated on the Date of Grant.

2.5	If an event occurs as a result of which the Board or the Committee considers that a performance target or other condition imposed on the exercise of an Approved Option is no longer appropriate and substitutes, varies or waives under Rule 6.2 of the Plan, the performance target or condition, such substitution, variation or waiver shall:

2.5.1	be reasonable in the circumstances and result in a fairer measure of performance; and

2.5.2	except in the case of waiver, produce a fairer measure of performance and be materially neither more nor less difficult to satisfy than the original performance condition when first set.

2.6	Discretion of the Board. In exercising any discretion which it may have under this Appendix A Plan, the Board or, where relevant, the Committee, shall act fairly and reasonably.

2.7	Approved Options shall only be granted under and subject to this Appendix A Plan. For the avoidance of doubt, any other sub-plan established under Rule 12 of the Plan shall not form part of this Appendix A Plan for the purposes of grants of Approved Options under Schedule 4.

3.	INDIVIDUAL GRANT LIMITS

3.1	For the purposes of this Rule 3.1 of the Appendix A Plan, “Existing CSOP Option” means all:

3.1.1	Approved Options; and

3.1.2	options granted under any other share option plan approved under Schedule 4 that has been established by the Company or any of its Associated Companies,

that can still be exercised.

3.2	References to Market Value in this Rule 3 of this Appendix A Plan are to the Market Value on the date on which the relevant option was granted.

3.3	An Approved Option may not be granted to an Eligible Employee if the grant (referred to in this Rule 3.3 as the “Excess Option”) would cause the total Market Value of shares subject to:

3.3.1	the Excess Option; and

3.3.2	all Existing CSOP Options held by the relevant Eligible Person,

to exceed £30,000 (or any other amount specified in paragraph 6 of Schedule 4 at the relevant time).

3.4	No Approved Option shall be granted to an Eligible Employee if the aggregate Market Value of shares which may be acquired under any Existing CSOP Option, or any subsisting qualifying options (as defined in section 527 of ITEPA) granted to him under the Enterprise Management Incentive (“EMI”) legislation by a member of the Group, would exceed, or further exceed, £250,000 or such other limit as may apply from time to time under the EMI legislation. For the purposes of this Rule 3.4, the Market Value shall be as determined at the time of grant of options under the terms of the relevant share option schemes and/or agreement.

3.5	No Approved Option may be exercised when its exercise is prohibited by, or would be a breach of, any of the following that then apply:

3.5.1	the NASDAQ stock market rules; or

3.5.2	any other rule, code or set of guidelines (such as a personal dealing code adopted by the Company) with a similar purpose and effect to any part of the NASDAQ stock market rules; or

3.5.3	any law or regulation with the force of law.

3.6	No Approved Option may be exercised at any time when the Approved Option Holder:

3.6.1	has a Material Interest (any interests of the Approved Option Holder’s Associates being treated as belonging to the Approved Option Holder for this purpose); or

3.6.2	had a Material Interest in the 12 months before that time (any interests of the Approved Option Holder’s Associates being treated as having belonged to the Approved Option Holder for this purpose).

4.	MANNER OF EXERCISE OF APPROVED OPTIONS

4.1	An Approved Option shall be exercised by the Approved Option Holder giving a written exercise notice to the Company that shall be made using a form that the Administrator will approve.

4.2	Shares shall be allotted and issued (or transferred, as appropriate) within 30 days after a valid Approved Option exercise, subject to the other rules of the Appendix A Plan. Shares allotted and issued in satisfaction of the exercise of an Approved Option shall rank equally in all respects with the other shares of the same class in issue at the date of allotment.

5.	LAPSE OF AWARD

5.1	The following rules will apply if an Approved Option Holder ceases to be an Eligible Person:

5.1.1	Immediately upon the Approved Option Holder ceasing to be an Eligible Person and except as provided in Rule 5.1.2 of this Appendix A Plan, each Approved Option that is then held by the Approved Option Holder will cease to be exercisable and will lapse and terminate.

5.1.2	All Approved Options held by the Approved Option Holder immediately prior to the Approved Option Holder ceasing to be an Eligible Person, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 90 days; or (ii) until the expiry of the Exercise Period determined without regard to this Rule 5.1, and will thereupon immediately lapse and terminate.

6.	TAX LIABILITIES

6.1	The definitions in this Rule 6.1 apply in this Rule 5 of this Appendix A Plan:

“Employer NICs”	Secondary class 1 (employer) NICs (or any similar liability for social security contribution in any jurisdiction) that are included in any Tax Liability (or that would be included in any Tax Liability if an election of the type referred to in Rule 6.3.2 of this Appendix A Plan had not been made) and that may be lawfully recovered from the Approved Option Holder.

“Sufficient Shares”	The smallest number of Shares that, when sold, will produce an amount at least equal to the relevant Tax Liability (after deduction of brokerage and any other charges or taxes on the sale).

6.2	Each Approved Option shall include a requirement that as a condition of exercise the Approved Option Holder irrevocably agrees to:

6.2.1	pay to the Company, his employer or former employer (as appropriate) the amount of any Tax Liability; or

6.2.2	enter into arrangements to the satisfaction of the Company, his employer or former employer (as appropriate) for payment of any Tax Liability.

6.3	Each Approved Option shall include a requirement that as a condition of exercise the Approved Option Holder irrevocably agrees that:

6.3.1	the Company, his employer or former employer (as appropriate) may recover the whole or any part of any Employer NICs from the Approved Option Holder; or

6.3.2	at the request of the Company, his employer or former employer, the Approved Option Holder shall elect (using a form approved by HMRC) that the whole or any part of the liability for Employer NICs shall be transferred to the Approved Option Holder.

6.4	An Approved Option Holder’s employer or former employer may decide to release the Approved Option Holder from, or not to enforce, any part of the Approved Option Holder’s obligations in respect of Employer NICs under Rules 0 and 6.3 of this Appendix A Plan.

6.5	If an Approved Option Holder does not fulfil his obligations under either Rule 6.2.1 or Rule 6.2.2 of this Appendix A Plan in respect of any Tax Liability arising from the exercise of an Approved Option within seven days after the date of exercise and Shares are readily saleable at that time, the Administrator shall withhold Sufficient Shares from the Shares that would otherwise be delivered to the Approved Option Holder. From the net proceeds of sale of those withheld Shares, the Administrator shall pay to the Company, employer or former employer an amount equal to the Tax Liability and shall pay any balance to the Approved Option Holder.

6.6	Approved Option Holders shall have no rights to compensation or damages on account of any loss in respect of Approved Options or the Plan where such loss arises (or is claimed to arise), in whole or in part, from any loss of approval under Schedule 4 that affects the Plan or any Approved Option, however such a loss of approval may be caused.

6.7	Each Approved Option shall include a requirement that the Approved Option Holder irrevocably agrees to enter into a joint election under section 431(1) or section 431(2) of ITEPA 2003, if required to do so by the Company, his employer or former employer, on or before the date of exercise of the Option.

6.8	For the avoidance of doubt, any withholding authorised under this Rule 5 of the Appendix A Plan or Rule 13 of the Plan shall only be permitted in connection with the exercise of an Approved Option granted under this Appendix A Plan.

7.	VARIATION OF SHARE CAPITAL

7.1	If there is any variation of the share capital of the Company (whether that variation is a capitalisation issue (other than a scrip dividend), rights issue, consolidation, subdivision or reduction of capital or otherwise) that affects (or may affect) the value of Approved Options to Approved Option Holders, the Administrator may adjust the number and description of Shares subject to each Approved Option and/or the Exercise Price of each Approved Option in a manner that the Administrator, in its reasonable opinion, considers to be fair and appropriate. However:

7.1.1	the total Market Value of the Shares that may be acquired upon exercise of any Approved Option must immediately after any such variation or variations be the same as what it was immediately prior to the variation; and

7.1.2	the Exercise Price for a Share to be newly issued on the exercise of any Option shall immediately after such variation or variations be manifestly the same as what it was immediately prior to the variation or variations.

8.	CHANGE OF CONTROL AND OPTION ROLLOVER

8.1	If any person obtains Control of the Company as a result of making a general offer to acquire the whole of the issued share capital of the Company which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have control of the Company, an Option may only be exercised within the period of six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

8.2	On a change of Control of the Company in accordance with Rule 8.1 of this Appendix A Plan only, an Approved Option Holder may at any time within the Appropriate Period, by agreement with the acquiring company, release any Option which has not lapsed (the “Old Option”) in consideration of the grant to him of an Option (the “New Option”) which (for the purpose of Part 6 of Schedule 4 to ITEPA 2003) is equivalent to the Old Option but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company falling within paragraph 16(b) or (c) of Schedule 4).

8.3	The New Option shall not be regarded for the purposes of Rule 8.2 of this Appendix A Plan as equivalent to the Old Option unless the conditions set out in paragraph 27(4) of Schedule 4 to ITEPA 2003 are satisfied and the provisions of the Appendix A Plan shall for this purpose be construed as if:

8.3.1	the New Option were an option granted under the Appendix A Plan at the same time as the Old Option;

8.3.2	the reference to Lombard Medical, Inc. in the definition of the “Company” above were a reference to the different company mentioned in Rule 8.2 of this Appendix A Plan, however the Appendix A Plan will remain that of Lombard Medical, Inc.; and

8.3.3	all conditions imposed by Rule 6 of the Plan have been satisfied.

9.	ADMINISTRATION AND VARIATION

While the Appendix A Plan qualifies under Schedule 4, any amendment to a Key Feature shall be notified to HMRC under the provisions applicable to Approved Options contained in ITEPA 2003.

APPENDIX B

Sub-Plan to the Lombard Medical, Inc. Global Share Option Plan (2014)

Special Provisions Applicable to Participants Subject to the United States Internal Revenue Code

1.	INTERPRETATION

1.1	This Appendix B sets out the special provisions of the Plan applicable to U.S. Participants.

1.2	For the purposes of this Appendix B, the following words and expressions shall have the meanings set out below and capitalized terms used herein but not defined herein shall have the meanings set forth in the Plan:

“Section 162(m)”	means Section 162(m) of the Code.

“Section 409A”	means Section 409A of the Code.

“Section 422”	means Section 422 of the Code.

1.3	This Appendix B is part of the Plan, and the Plan and this Appendix B shall, with respect to Awards granted to U.S. Participants, be read and deemed as one.

1.4	In the event of any contradiction, whether explicit or implied, between the provisions of this Appendix B and the Plan, the provisions of this Appendix B shall prevail with respect to Awards granted to U.S. Participants.

2.	ELIGIBILITY

All U.S. Participants are generally eligible to receive any type of Award available under the Plan, except that (a) eligibility for ISOs is limited to U.S. Participants who are employees of the Company or a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code, and (b) eligibility for NSOs, SARs and any other Award that is intended to be made with respect to “service recipient stock” (as defined in Section 1.409A-1(b)(5)(iii)(A) of the Treasury Regulations under the Code) is limited to U.S. Participants who are providing direct services on the date of grant of the Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations under the Code.

3.	LIMITATIONS ON AWARDS UNDER THE PLAN

3.1	Limitation on the Award of ISOs. Notwithstanding the provisions of Rule 5.2 of the Plan, a maximum of 2,305,135 Shares may be issued in satisfaction of ISOs. For purposes of this Paragraph 3.1, the number of Shares delivered in satisfaction of Awards will be determined net of Shares withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award. The limit set forth in this Paragraph 3.1 shall be construed to comply with Section 422.

3.2	Individual Limits. The following limits will apply to Awards of the specified type granted to any U.S. Participant in any calendar year:

3.2.1	Options: 2,305,135 Shares.

3.2.2	SARS: 2,305,135 Shares.

3.2.3	Awards other than Options or SARs: 2,305,135 Shares.

In applying the foregoing limits: (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the limits applicable to Options and SARs refer to the number of Shares subject to those Awards; and (iii) the share limit under clause (iii) refers to the maximum number of Shares that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (iii) assuming a maximum pay-out. The foregoing provisions will be construed in a manner consistent with Section 162(m). In the Administrator’s discretion, the foregoing limits shall apply to other Participants to the extent determined necessary or desirable for purposes of Section 162(m).

4.	RULES APPLICABLE TO AWARDS

4.1	All Awards. The special rules and limitations set forth in this Paragraph 4.1 are applicable to Awards issued under the Plan to U.S. Participants.

4.1.1	Taxes. The delivery, vesting and retention of Shares, cash or other property under an Award are conditioned upon full satisfaction by the U.S. Participant of all tax withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back Shares from an Award or permit a U.S. Participant to tender previously owned Shares in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law). Each U.S. Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Participant in connection with the Plan.

4.1.2	Administration. Without derogating from the powers and authorities of the Administrator set forth in the Plan, and unless specifically required under applicable law, the Administrator shall also have the authority to administer the provisions of this Appendix B in its discretion and to take all actions necessary or appropriate to carry out the purposes of the Plan and this Appendix B, in addition to any powers and authorities specified in the Plan, including the authority, in its discretion to determine the type of Award to be granted, including whether to grant Options as ISOs or as NSOs. In addition, in taking actions or making adjustments under Rules 9 or 10 of the Plan, the Administrator shall do so having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

4.1.3	Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Paragraph 4.1.3, other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs (and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Paragraph 4.1.3, SARs and NSOs) may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to such limitations as the Administrator may impose.

4.1.4	Dividend Equivalents. The entitlement, if any, to dividend equivalent amounts payable in respect of Awards will be established and administered in a manner either consistent with an exemption from, or in compliance with, the requirements of Section 409A.

4.1.5

Section 162(m). In the case of any Performance Award (other than an Option or SAR) intended to qualify for the performance-based compensation exception under Section 162(m), the Administrator will establish the applicable Performance Target or Targets in writing no later than ninety (90) days after the commencement of the period of service to which the performance relates (or at such earlier time as required to qualify the Award as performance-based under Section 162(m)) and, prior to the event or occurrence (grant, vesting or payment, as the case may be) that is conditioned on the attainment of such Performance Target or Targets, will certify whether it or they have been attained. Notwithstanding anything to the contrary in the Plan, including, without limitation Rule 6, to the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Targets applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period that affect the applicable Performance Target or Targets. Awards will not be required to comply with the provisions of the Plan applicable to performance based awards under Section 162(m) to the extent they are eligible (as determined by the Administrator) for exemption from the limitations of Section 162(m) by reason of the post-initial public offering transition relief in Section 1.162-27(f) of the Treasury Regulations under the Code.

4.1.6	Coordination with Other Plans. In any case where an award is made under another plan, scheme or program of the Company or any other member of the Group pursuant to the terms of the Plan and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Shares or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan, scheme or program and under the Plan will be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

4.1.7	Section 409A. Each Award will contain such terms as the Administrator determines and shall be interpreted and administered to ensure that the payments contemplated thereby are exempt from, or comply with, Section 409A; provided, however, that nothing in this Plan or an Award agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from a U.S. Participant to the Company or to any other individual or entity. Any payment under an Award that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each such payment shall be considered to be a separate payment for purposes of Section 409A. If, upon separation from service, a U.S. Participant is a “specified employee” within the meaning of Section 409A, any payment under an Award that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following separation from service (to the extent required by Section 409A(a)(2)(B)(i)). Unless otherwise stated in an Award agreement, (a) any payment of an Award (regardless of whether it is subject to Section 409A) shall be made during the 60-day period beginning on the vesting date, and (b) if the period during which a U.S. Participant has the discretion to execute or revoke a release straddles two calendar years, any payments that are conditioned upon the release shall be made no earlier than January 1st of the second of such calendar years, regardless of which taxable year the U.S. Participant delivers the executed release.

4.1.8	Fair Market Value. In determining the fair market value of any Share under the Plan, the Administrator shall make the determination in good faith consistent with the rules of Section 422 and Section 409A to the extent applicable.

4.1.9	Separation from Service. In construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of a Participant’s service or employment with any member of the Group, references to termination or cessation of employment or service, termination or cessation of being an Eligible Person, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.

4.2	Options and SARs. The special rules and limitations set forth in this Paragraph 4.2 are applicable to Options and SARs issued under the Plan to U.S. Participants.

4.2.1	Maximum Term. Options and SARs will have a maximum term not to exceed 10 years from the date of grant (five years from the date of grant in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422); provided, however, that if a U.S. Participant still holding an outstanding but unexercised NSO or SAR 10 years from the date of grant (or, in the case of an NSO or SAR with a maximum term of less than 10 years, such maximum term) is prohibited by applicable law or a written policy of the Company applicable to similarly situated employees from engaging in any open market sales of Shares, and if at such time the Shares are publicly traded (as determined by the Administrator), the maximum term of such Award will instead be deemed to expire on the 30th day following the date the Participant is no longer prohibited from engaging in such open-market sales.

4.2.2	Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise will be no less than 100% (or, in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Shares subject to the Award, determined as of the Date of Grant, or such higher amount as the Administrator may determine in connection with the grant.

4.3	Additional Provisions Applicable to Awards of ISOs:

4.3.1	To the extent that the aggregate fair market value (determined as of the time the Option is granted) of the Shares with respect to which ISOs are exercisable for the first time by the U.S. Participant under all equity compensation arrangements or schemes of the Company and/or its Affiliates (if applicable) exceeds US$100,000 during any calendar year, the Options or portions thereof that exceed such limit shall be treated as NSOs in accordance with Section 422, notwithstanding any contrary provision of the Plan, this Appendix B and/or the Award.

4.3.2	Without limiting the generality of the foregoing, if a U.S. Participant sells or otherwise disposes of any of the Shares acquired pursuant to the exercise of an ISO on or before the later of:

(a)	the date that is two years after the date the ISO was granted; or

(b)	the that is date one year after the transfer of such Shares to the U.S. Participant upon exercise of the ISO,

the U.S. Participant shall notify the Company in writing within 30 days after the date of any such disposition.

5.	AMENDMENT OF APPENDIX B

The Administrator shall retain the power and authority to amend or modify this Appendix B to the extent the Administrator in its discretion deems necessary or advisable to comply with any guidance issued under Section 409A, Section 422 or Section 162(m). Such amendments may be made without the approval of any U.S. Participant.

6.	MISCELLANEOUS

6.1	Waiver of Jury Trial. By accepting an Award under the Plan, each U.S. Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting an Award under the Plan, each U.S. Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a U.S. Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

6.2	Limitation of Liability. Notwithstanding anything to the contrary in the Plan or in this Appendix B, neither the Company, nor any other member of the Group, nor the Administrator, nor any person acting on behalf of the Company, any other member of the Group, or the Administrator, will be liable to any U.S. Participant or to the estate or beneficiary of any U.S. Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

APPENDIX C

Unapproved Share Option Sub-Plan to the Lombard Medical, Inc.

Global Share Option Plan (2014)

Special Provisions Applicable to Unapproved Options granted to UK Employees Pursuant to this Sub-Plan to the Lombard Medical, Inc. Global Share Option Plan (the “Appendix C Plan”)

1.	INTERPRETATION

1.1	When used in this Appendix C Plan, the following words and expressions shall have the meanings set out below. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Plan:

“ITEPA 2003”	means the Income Tax (Earnings and Pensions) Act 2003.

“Unapproved Option”	means an Option over shares in the Company that is neither an HM Revenue & Customs approved company share option (under Schedule 4 ITEPA 2003) nor an enterprise management incentive (EMI) option which meets the requirements of Schedule 5 ITEPA 2003.

2.	MISCELLANEOUS

2.1	This Appendix C Plan is governed by the Lombard Medical, Inc. Global Share Option Plan (2014) (the “Plan”) and all its provisions shall be identical to those of the Plan save for the provisions amended as below in order to accommodate the specific requirements of English law.

2.2	This Appendix C Plan governs the grant of Options over Shares in the Company. The Options granted under this Appendix C Plan shall be designated as Unapproved Options.

2.3	Such grants of Unapproved Options shall be subject to the terms of the Plan and the Award agreement, except to the extent that grants of Unapproved Options under this Appendix C Plan shall only be made to Employees.

2.4	References to the “Plan” shall be substituted by “Sub-Plan” where appropriate in respect of Options granted to UK Employees under this Appendix C Plan.

APPENDIX D

Restricted Share Sub-Plan to the Lombard Medical, Inc. Global Share Option Plan (2014)

Special Provisions Applicable to Restricted Shares granted to UK Employees pursuant to this Restricted Share Sub-Plan to the Lombard Medical, Inc. Global Share Option Plan (2014) (the “Appendix D Plan”)

1.	INTERPRETATION

1.1	When used in this Appendix D Plan, the following words and expressions shall have the meanings set out below. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Plan:

“ITEPA 2003”	means the Income Tax (Earnings and Pensions) Act 2003.

“Restricted Shares”	means Shares that are subject to restrictions on transfer, a risk of forfeiture or a right of repurchase by the Company under certain circumstances.

“Restricted Share Holder”	means the holder of Restricted Shares awarded under this Appendix D Plan.

“Tax Liability”	means the total of:

	a.	any PAYE income tax and primary class 1 (employee) national insurance contributions (or any similar liability to withhold amounts in respect of income tax or social security contribution in any jurisdiction) that any employer (or former employer) is liable to account; and

	b.	if such amounts may be lawfully recovered any secondary class 1 (employer) national insurance contributions (or any similar liability for social security contribution in any jurisdiction) that any employer (or former employer) is liable.

1.2	This Appendix D Plan is governed by the Lombard Medical, Inc. Global Share Option Plan (2014) (the “Plan”) and all its provisions shall be identical to those of the Plan save for the provisions amended as below in order to accommodate the specific requirements of English law.

1.3	Restricted Shares may be awarded under this Appendix D Plan and such awards of Restricted Shares shall be subject to the terms of the Plan and the Award agreement, except to the extent that awards of Restricted Shares under this Appendix D Plan shall only be made to Employees.

1.4	References to the “Plan” shall be substituted by “Sub-Plan” where appropriate in respect of Restricted Shares awarded to UK Employees under this Appendix D Plan.

2.	PARTICIPANT’S TAX INDEMNITY

2.1	Participant agrees to indemnify the Company (and the Company for and on behalf of any other company in the Group) in respect of the Tax Liability. In order to give effect to this indemnity, Participant irrevocably authorises and appoints any director of the Company as his attorney and on his behalf:

2.1.1	to sell such number of the Shares registered in his name as will enable the Company (after payment of all necessary selling expenses and commissions) to recover from the sale proceeds an amount equal to the Tax Liability that shall arise in connection with the acquisition, holding, forfeiture, repurchase or sale of Restricted Shares;

2.1.2	to allow the Company or any Group Company to deduct from any cash amounts (including salary and bonuses) which become payable to the Participant by the Company or any company in the Group;

2.1.3	generally to sign any share transfer form or other document which may be required and to do any other thing which the Company shall consider necessary or expedient for carrying out the acts hereby authorised in the same manner and as fully in all respects as he could have done personally; and

2.1.4	Participant hereby undertakes to ratify everything which the Company shall do or purport to do by virtue of this power of attorney.

2.2	To the extent permitted by law, Participant irrevocably agrees to pay the Company a sum equal to all secondary Class 1 national insurance contributions due on any amount chargeable to income tax under section 426 of ITEPA in respect of the Restricted Shares and/or to enter into an election with his employer to assume all the liability to Employer’s NICs, due on any amount chargeable to income tax under section 426 of ITEPA in respect of the Restricted Shares, including an election under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992.

2.3	If the Participant wishes to enter into an income tax election under section 425 or 431 of ITEPA (“Income Tax Election”) such an election may only be valid if made not more than 14 days after the acquisition of the Restricted Shares. The Participant acknowledges that no employees, directors or officers of any Group Company have given the Participant financial, legal or taxation advice on the advantages and disadvantages of making an Income Tax Election.